Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-214207) of our report dated March 25, 2026 included in this Annual Report on Form 10-K of Inhibitor Therapeutics, Inc. (the “Company”), relating to the balance sheets of the Company as of December 31, 2025 and 2024, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years then ended. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to reference to us under the heading “Experts” in such registration statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 25, 2026